As filed with the Securities and Exchange Commission on September 17, 2003, Registration No. 333-108553

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN PHARMACEUTICAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	68-0389419
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1101 Perimeter Drive, Suite 300

Schaumburg, Illinois 60173

(847) 969-2700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick Soon-Shiong

Chief Executive Officer

American Pharmaceutical Partners, Inc.

11777 San Vicente Boulevard, Suite 550

Los Angeles, California 90049

(310) 826-8505

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Charles S. Farman, Esq.

Morrison & Foerster LLP

400 Capitol Mall, Suite 2600

Sacramento, California 95814

(916) 448-3200

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE (1)

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee

Primary Offering Debt securities, Common Stock, par value $0.001 per share, Common Stock Warrants, Debt Warrants, Units(2)	— (3)	— (4)	$150,000,000(5)(6)	$12,135.00(9)

Secondary Offering Common Stock(7)	3,000,000	$33.50(8)	$100,500,000(8)	$ 8,130.45(9)

(1)	Estimated in accordance with Rule 457(o) solely for the purpose of calculating the registration fee.
(2)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(3)	Includes such indeterminate number of shares of Common Stock, senior and subordinated debt securities, and warrants as may be issued at indeterminable prices, but with an aggregate initial offering price not to exceed $150,000,000, plus such indeterminate number of shares of Common Stock as may be issued upon exercise of Common Stock Warrants or Debt Warrants or in exchange for, or upon conversion of, debt securities registered hereunder. Also includes such additional principal amount as may be necessary such that, if debt securities are issued with an original issue discount, the aggregate initial offering price of all debt securities will equal $150,000,000 less the dollar amount of other securities previously issued.
(4)	Omitted pursuant to General Instruction II.D of Form S-3.
(5)	No separate consideration will be received for shares of Common Stock that are issued upon conversion of debt securities.
(6)	In U.S. Dollars or the equivalent thereof in one or more foreign currencies or composite currencies.
(7)	Up to 3,000,000 shares of our Common Stock may be sold from time to time pursuant to this Registration Statement by selling stockholders.
(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the last sale reported of the common stock on The Nasdaq Market on September 3, 2003.
(9)	Fee previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION AND AMENDMENT

PRELIMINARY PROSPECTUS, DATED SEPTEMBER 17, 2003

PROSPECTUS

$150,000,000

Offered by

AMERICAN PHARMACEUTICAL PARTNERS, INC.

Debt Securities, Common Stock,

Debt Warrants, Common Stock Warrants and Units

3,000,000 Shares of Common Stock

Offered by Selling Stockholders

We may offer, from time to time, in amounts, at prices and on terms that we will determine at the time of offering, these debt securities, common stock, debt warrants and common stock warrants with an aggregate public offering price of up to $150,000,000. We will provide the specific terms of these securities in supplements to this prospectus. For information on the general terms of these securities, see “Description of Debt Securities,” “Description of Common Stock,” “Description of Securities Warrants,” or “Description of Units.” You should read this prospectus and the applicable supplements carefully before you invest.

In addition, from time to time, this prospectus may also be used by selling stockholders to sell shares up to 3,000,000 shares of our common stock. The selling stockholders are identified on page 33. We will not receive any proceeds from sales of shares of our common stock by such selling stockholders.

Our common stock trades on the Nasdaq National Market under the symbol “APPX.” The applicable prospectus supplement will contain information, where applicable, as to any other listing on any securities exchange of the securities covered by that prospectus supplement.

Our principal executive offices are located at 1101 Perimeter Drive, Suite 300, Schaumburg, Illinois 60173, and our telephone number at that address is (847) 969-2700.

We may offer these securities directly to investors, through agents, underwriters or dealers. See “Plan of Distribution.” Each prospectus supplement will provide the terms of the plan of distribution relating to each such series of securities.

This investment involves risks. See the “ Risk Factors” section beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated                      , 2003.

SUMMARY

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration, or continuous offering process. Under this shelf registration process, we may, from time to time, over approximately the next two years, issue and sell any combination of common stock, debt securities, debt warrants or common stock warrants, either separately or in units, in one or more offerings up to a total dollar amount of $150,000,000. In addition, up to 3,000,000 shares of our common stock may be sold from time to time in one or more offerings by the selling stockholders identified on page 31. We will not receive any proceeds from sales of common stock by the selling stockholders.

This prospectus provides you with a general description of those securities that we may offer. Each time we sell any securities described in this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” on page 34 of this prospectus.

This prospectus, and any prospectus supplements issued in relation to it, contain trademarks of American Pharmaceutical Partners, Inc. and its affiliates, and may contain trademarks, tradenames and service marks of other parties. Unless we indicate otherwise, the terms “APP,” “we,” “our,” and “us,” as used in this prospectus refers to American Pharmaceutical Partners, Inc. and its subsidiaries as a combined entity, except where it is made clear that the term only means the parent company. Information contained on our internet sites is not a part of this prospectus or any prospectus supplement issued subsequently.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the following risk factors in determining whether or not to purchase the securities offered under this prospectus. These matters should be considered in conjunction with the other information included or incorporated by reference in this prospectus.

If sales of our key products decline, our business may be adversely affected.

Our top ten products comprised approximately 57% of our 2002 net sales. Our top ten and other key products could lose market share, revenue or profitability due to numerous factors, many of which are beyond our control, including:

•	lower prices offered on similar products by other manufacturers;

•	substitute or alternative products or therapies;

•	development by others of new pharmaceutical products or treatments that are more effective than our products;

•	introduction of other generic equivalents or products which may be therapeutically interchanged with our products;

•	interruptions in our manufacturing or supply;

•	changes in the prescribing practices of physicians;

•	changes in third-party reimbursement practices; and

•	migration of key customers to other manufacturers or sellers.

Any factor adversely affecting the sale of our key products may cause our revenues to decline.

If we or our suppliers are unable to comply with ongoing and changing regulatory standards, sales of our products could be delayed or prevented.

Virtually all aspects of our business, including the development, testing, manufacturing, processing, quality, safety, efficacy, packaging, labeling, record-keeping, distribution, storage and advertising of our products and disposal of waste products arising from these activities, are subject to extensive regulation by federal, state and local governmental authorities in the United States, including the U.S. Food and Drug Administration (FDA). Our business is also subject to regulation in foreign countries, primarily Canada. Compliance with these regulations is complicated and costly and we cannot assure success in our ability to remain in compliance.

Our manufacturing facilities and procedures and those of our suppliers are subject to ongoing regulation, including periodic inspection by the FDA and foreign regulatory agencies. For example, manufacturers of pharmaceutical products must comply with detailed regulations governing current good manufacturing practices, including requirements relating to quality control and quality assurance. We must spend funds, time and effort in the areas of production, safety, quality control and quality assurance to ensure compliance with these complex regulations. In the past, we have received warning letters from the FDA. We cannot assure you that our manufacturing facilities or those of our suppliers will not be subject to regulatory action in the future.

Our products generally must receive appropriate regulatory clearance before they can be sold in a particular country, including the United States. We may encounter delays in the introduction of a product as a result of, among other things, insufficient or incomplete submissions to the FDA for approval of a product, objections by another company with respect to our submissions for approval, new patents by other companies, patent challenges by other companies which result in 180-day exclusivity period, and changes in regulatory policy during the period of product development or during the regulatory approval process. The FDA has the authority to revoke drug approvals previously granted and remove from the market previously approved products for various reasons, including issues related to current good manufacturing practices for that particular product or in general. We may be subject from time to time to product recalls, field alerts and other actions initiated by us or by the FDA. Delays in obtaining regulatory approvals, the revocation of a prior approval, or other regulatory action could impose significant costs on us and adversely affect our ability to generate revenue.

Our inability or the inability of our suppliers to comply with applicable FDA and other regulatory requirements can result in, among other things, warning letters, fines, consent decrees restricting or suspending our manufacturing operations or those of our suppliers, delay of approvals for new products, injunctions, civil penalties, recall or seizure of products, total or partial suspension of sales and criminal prosecution. Any of these or other regulatory actions could materially adversely affect our business and financial condition.

The manufacture of our products is highly exacting and complex, and if we or our suppliers encounter production problems, our business may suffer.

All of the products we make are sterile, injectable drugs. We also purchase some such products and raw material from other companies. The manufacture of these products is highly exacting and complex, due in part to strict regulatory requirements and standards which govern both the manufacture of a particular product and the manufacture of these types of products in general. Problems may arise during their manufacture due to a variety of reasons including equipment malfunction, failure to follow specific protocols and procedures, and environmental factors. If problems arise during the production of a batch of product, that batch of product may have to be discarded. This could, among other things, lead to loss of the cost of raw materials and components used and other costs associated with and allocated to the manufacturing of the affected batch or batches, lost revenue, time and expense spent in investigating the cause, and, depending on the cause, similar losses with respect to other batches or products. If such problems are not discovered before the product is released to the market, recall costs may also be incurred. To the extent we experience problems in the production of our pharmaceutical products, this may be detrimental to our business, operating results and reputation.

If ABI-007 is not developed into a successful commercial product, our future profitability would be adversely affected and we could lose or otherwise be unable to recoup our investments made to license and commercialize this product candidate.

In connection with our agreement to license ABI-007 from American BioScience, we made a $60.0 million up front payment and have committed to make future milestone payments, contingent upon American BioScience’s achievement of specified regulatory milestones and ABI-007’s achievement of identified sales objectives for licensed indications. American BioScience is responsible for conducting clinical studies in support of ABI-007 and for substantially all costs associated with the development and obtaining regulatory approval for ABI-007. There are no restrictions on how American BioScience may use payments made under the license agreement and we understand such payments have been and will be used both to fund the development of ABI-007 in relation to our licensed product rights and for other purposes, including developing ABI-007 for use in countries or for purposes for which we have no rights. The amount and timing of resources American BioScience devotes to develop ABI-007 is not within our control. Additionally, any breach or termination of the ABI-007 license agreement could delay or stop the commercialization of ABI-007. We may receive revenue resulting from this agreement only after our launch of ABI-007 in North America, which cannot occur until after FDA approval is obtained, and profits will be split between us and American BioScience. Inability to successfully develop and commercialize ABI-007 could cause us to lose some or all of the investment we have made in inventory and to license and commercialize this product candidate.

American BioScience commenced the ABI-007 new drug application (NDA) filing process with the FDA in the second quarter of 2003, submitting completed preclinical and Chemistry Manufacturing and Control sections of the NDA under the Fast Track provision granted to ABI-007 by the FDA. The supporting pivotal multi-center

Phase III clinical trial of ABI-007 for the treatment of metastatic breast cancer, or breast cancer that has spread to other parts of the body, has been completed and is in the process of being analyzed and we expect the clinical data from the trial will be unblinded and analyzed in September 2003. The results from clinical trials completed and reported to date may not be predictive of results to be obtained in later clinical trials. Clinical trials conducted for ABI-007 may not demonstrate sufficient safety and efficacy to obtain the necessary regulatory approvals or a commercially viable product may not result. If the results of Phase III clinical trials are not satisfactory, American BioScience will need to conduct additional clinical trials or cease developing ABI-007. Additionally, we cannot predict when the FDA would complete its review of an ABI-007 filing, or when or if the such filing may be approved. In the interim, we have been acquiring raw material inventory, scaling up ABI-007 manufacturing capabilities and implementing an ABI-007 specific marketing initiative. We will begin to produce validation and commercial inventory during 2003. If regulatory approval for ABI-007 is not obtained, we would have to write off all, or a portion of, our related investment in inventory and will receive no return on our investment made in these manufacturing or marketing efforts.

Under the terms of the license agreement, we would be required to pay American BioScience a further $10.0 million milestone payment within 30 days of FDA acceptance for filing of an ABI-007 NDA, although there is no assurance that such filing would be approved by the FDA. Additional milestone payments may be due with respect to other indications being studied if the product is approved for breast cancer and upon the achievement of certain goals.

Even if regulatory approvals are obtained for, and we commercialize ABI-007, we may not generate sales or profit sufficient to recoup the investments made to license and commercialize ABI-007. Further, a number of pharmaceutical companies are working to develop alternative formulations of paclitaxel and other taxanes, generic versions of Taxol and other cancer drugs and therapies, any of which may compete directly or indirectly with ABI-007 and which might adversely affect the commercial success of ABI-007.

If we are unable to develop and commercialize new products, our financial condition will deteriorate.

Profit margins for a pharmaceutical product generally decline as new competitors enter the market. Accordingly, our future success will depend in part on our ability to commercialize the product candidates we are currently developing and to develop new products in a timely and cost-effective manner. We have over 50 new product candidates under development. Successful development and commercialization of our product candidates will require significant investment in many areas, including research and development and sales and marketing, and we may not realize a return on those investments. In addition, development and commercialization of new products are subject to inherent risks, including:

•	failure to receive necessary regulatory approvals;

•	difficulty or impossibility of manufacture on a large scale;

•	prohibitive or uneconomical costs of marketing products;

•	failure to be developed or commercialized prior to the successful marketing of similar or superior products by third parties;

•	lack of acceptance by customers;

•	infringement on the proprietary rights of third parties;

•	grant of new patents for existing products may be granted, which could prevent the introduction of newly-developed products for additional periods of time; and

•	grant to another manufacturer by the FDA of a 180-day period of marketing exclusivity under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act, as patents or other exclusivity periods for brand name products expire.

The timely and on-going introduction of new products is critical to our business. Our financial condition will deteriorate if we are unable to successfully develop and commercialize new products.

Our markets are highly competitive and, if we are unable to compete successfully, our revenue and profit will decline and our business will be harmed.

The markets for injectable pharmaceutical products are highly competitive, rapidly changing and undergoing consolidation. Most of our products are generic injectable versions of brand name products that are still being marketed by proprietary pharmaceutical companies. The first company to market a generic product is often initially able to achieve high sales, profitability and market share with respect to that product. Prices, revenue, profit and market size for a product typically decline, however, as additional generic manufacturers enter the market.

We face competition from major, brand name pharmaceutical companies as well as generic manufacturers such as Bedford Laboratories, Abbott Laboratories, ESI Lederle (acquired by Baxter Healthcare), Sicor Inc. and Mayne Pharma (Faulding Pharmaceuticals). Smaller companies may also prove to be significant competitors, particularly through collaboration arrangements with large and established companies. Many of these entities have significantly greater research and development, financial, sales and marketing, manufacturing, regulatory and other resources than us. As a result, they may be able to devote greater resources to the development, manufacture, marketing or sale of their products, receive greater resources and support for their products, initiate or withstand substantial price competition, more readily take advantage of acquisition or other opportunities, or otherwise more successfully market their products.

Any reduction in demand for our products could lead to a decrease in prices, fewer customer orders, reduced revenues, reduced margins, reduced levels of profitability, or loss of market share. These competitive pressures could adversely affect our business and operating results.

If we are unable to maintain our key customer arrangements, sales of our products and revenue would decline.

Almost all injectable pharmaceutical products are sold to customers through arrangements with group purchasing organizations, or GPOs, and distributors. The majority of hospitals contract with the GPO of their choice for their purchasing needs. We currently derive, and expect to continue to derive, a large percentage of our revenue from customers that have relationships with a small number of GPOs. Currently, less than ten GPOs control a large majority of sales to hospital customers. We have purchasing arrangements with the major GPOs in the United States, including AmeriNet, Inc., Broadlane Healthcare Corporation, Consorta, Inc., MedAssets Inc., Novation, LLC, Cardinal Health Provider Pharmacy Services, PACT, LLC and Premier Purchasing Partners, LP. In order to maintain these relationships, we believe we need to be reliable in terms of supply, offer a broad product line, remain price competitive, comply with FDA regulations and provide high-quality products. The GPOs with whom we have relationships also have relationships with other manufacturers that sell competing products and may decide to contract for or otherwise prefer products other than ours for one or more of these or other reasons. Most of our GPO agreements may be terminated on 60 or 90 days notice. If we are unable to maintain our arrangements with our key GPOs and customers, sales of our products, revenue and profit would decline.

We may not be able to successfully manage our growth, which could harm our financial condition.

Our financial success is dependent in part on our ability to successfully manage our growth. We have had a history of rapid growth, and our operating results will depend on our ability to accurately forecast revenues and profit margins and keep expenses at appropriate levels, as well as on a number of external factors. A decline in the growth rate of our revenues without a corresponding and timely slowdown in expense growth could have an adverse impact on our business, results of operations, financial condition or cash flows.

Our strategy to license rights to or acquire and commercialize proprietary or specialty injectable products may not be successful, and we may never receive any return on our investment in these product candidates.

Because our research and development activities are not focused on the development of proprietary products, we intend to license rights to or acquire proprietary products from third parties. Other companies, including those with substantially greater financial and sales and marketing resources, will compete with us to license rights to or acquire these products. We may not be able to license rights to or acquire these proprietary products on acceptable terms, if at all. Even if we obtain rights to a pharmaceutical product and commit to payment terms, including, in some cases, significant up-front license payments, we may not be able to generate product sales sufficient to create a profit or otherwise avoid a loss. ABI-007 is the only proprietary pharmaceutical product we have licensed to date.

A product candidate may fail to result in a commercially successful drug for other reasons, including the possibility that the product candidate may:

•	be found during clinical trials to be unsafe or ineffective;

•	fail to receive necessary regulatory approvals;

•	be difficult or uneconomical to produce in commercial quantities;

•	be precluded from commercialization by proprietary rights of third parties; or

•	fail to achieve market acceptance.

Our marketing strategy, distribution channels and levels of competition with respect to any licensed or acquired proprietary product may be different than those of our current products, and we may not be able to compete favorably in any new proprietary product category.

We and some of our officers and directors, including our President and Chief Executive Officer, have potential conflicts of interest with respect to our past and ongoing relationships with American BioScience that we may not be able to resolve on terms favorable to us.

Conflicts of interest may arise between American BioScience and us in a number of areas relating to our past and ongoing relationships, including:

•	development and commercialization of ABI-007;

•	intellectual property matters, as well as licensing arrangements we have entered, or may enter, into with American BioScience;

•	employee retention and recruiting;

•	loans;

•	payment of dividends;

•	issuances of capital stock;

•	election of directors; or

•	business opportunities that may be attractive to both American BioScience and us.

Some of our officers and directors may experience conflicts of interest with respect to decisions involving business opportunities and similar matters that may arise in the ordinary course of our business or the business of American BioScience. Our President, Chief Executive Officer and Chairman of our Board of Directors, Patrick Soon-Shiong, M.D., is also the president, chief financial officer and a director of American BioScience. Dr. Soon-Shiong also beneficially owns over 80% of the outstanding capital stock of American BioScience.

Derek J. Brown, our Co-Chief Operating Officer and a member of our Board of Directors, is also a director of American BioScience.

We expect to resolve potential conflicts of interest on a case-by-case basis, in the manner required by applicable law and customary business practices. We entered into an agreement with American BioScience in July 2001 under which we acknowledged and agreed that Dr. Soon-Shiong and Mr. Brown may devote time to the business of, receive remuneration from and present business opportunities to American BioScience and that American BioScience’s business and operations may compete with us. This agreement also requires that certain corporate opportunities that may become known to either Dr. Soon-Shiong or Mr. Brown be presented to either us or American BioScience depending upon the clinical status of the corporate opportunity. Generally, any corporate opportunity in late stage clinical development would be first available to us. This agreement does not ensure the continued services of either Dr. Soon-Shiong or Mr. Brown. Resolutions of some potential conflicts of interest are subject to review and approval by our Board of Directors, and require, in some instances, approval by a majority of the independent and disinterested non-executive directors. We still may be unable, however, to resolve some potential conflicts of interest with American BioScience and Dr. Soon-Shiong and, even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party because of their controlling interest in our company. Nothing restricts American BioScience from competing with us, and American BioScience is not obligated to engage in any future business transactions with us or license any products it may develop in the future to us.

We depend heavily on the principal members of our management and certain other employees, the loss of whom could harm our business.

We depend heavily on the principal members of our management and certain other employees. We do not have employment agreements with any of these individuals, and the loss of the services of any one of them may significantly delay or prevent the achievement of our product development or business objectives. Competition among pharmaceutical and biotechnology companies for qualified employees is intense, and the ability to attract and retain qualified individuals is critical to our success. We may not be able to attract and retain these individuals on acceptable terms or at all, and our inability to do so would significantly harm our business and reputation.

We depend on third parties to supply raw materials and other components and may not be able to obtain sufficient quantities of these materials, which will limit our ability to manufacture our products on a timely basis and harm our operating results.

The manufacture of our products requires raw materials and other components that must meet stringent FDA requirements. Some of these raw materials and other components are available only from a limited number of sources. Additionally, our regulatory approvals for each particular product denote the raw materials and components, and the suppliers for such materials, we may use for that product. Obtaining approval to change, substitute or add a raw material or component, or the supplier of a raw material or component, can be time consuming and expensive, as testing, production of validation batches and regulatory approval is necessary. In the past, we have experienced shortages in some of the raw materials and components we purchase. If our suppliers are unable to deliver sufficient quantities of these materials on a timely basis or we encounter difficulties in our relationships with these suppliers, the manufacture and sale of our products may be disrupted, and our business, operating results and reputation could be adversely affected.

Other companies may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expenses or prevent us from selling our products.

Our success depends in part on our ability to operate without infringing the patents and proprietary rights of third parties. The manufacture, use and sale of new products with conflicting patent rights have been subject to substantial litigation in the pharmaceutical industry. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. Infringement litigation is prevalent with respect to generic versions of products for which the patent covering the brand name product is expiring, particularly since products for which the patents are expiring is an area in which many companies which market generics focus their development efforts. A number of pharmaceutical companies, biotechnology companies, universities and research institutions may have filed patent applications or may have been granted patents that cover aspects of our products or our licensors’ products, product candidates or other technologies.

Future or existing patents issued to third parties may contain claims that conflict with our products. We are subject to infringement claims from time to time in the ordinary course of our business, and third parties could assert infringement claims against us in the future with respect to our current products, products we may develop or products we may license. Litigation or interference proceedings could force us to:

•	stop or delay selling, manufacturing or using products that incorporate or are made using the challenged intellectual property;

•	pay damages; or

•	enter into licensing or royalty agreements that may not be available on acceptable terms, if at all.

Any litigation or interference proceedings, regardless of their outcome, would likely delay the regulatory approval process, be costly and require significant time and attention of key management and technical personnel.

Our inability to protect our intellectual property rights in the United States and foreign countries could limit our ability to manufacture or sell our products.

We rely on trade secrets, unpatented proprietary know-how, continuing technological innovation and, in some cases, patent protection to preserve our competitive position. Our patents and those for which we have or will license rights, including for ABI-007, may be challenged, invalidated, infringed or circumvented, and the rights granted in those patents may not provide proprietary protection or competitive advantages to us. We and our licensors may not be able to develop patentable products. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to us. Third party patents could reduce the coverage of the patents license, or that may be license to or owned by us. If patents containing competitive or conflicting claims are issued to third parties, we may be prevented from commercializing the products covered by such patents, or may be required to obtain or develop alternate technology. In addition, other parties may duplicate, design around or independently develop similar or alternative technologies.

We may not be able to prevent third parties from infringing or using our intellectual property. We generally control and limit access to, and the distribution of, our product documentation and other proprietary information. Despite our efforts to protect this proprietary information, however, unauthorized parties may obtain and use information that we regard as proprietary. Other parties may independently develop similar know-how or may even obtain access to our technologies.

The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries.

The U.S. Patent and Trademark Office and the courts have not established a consistent policy regarding the breadth of claims allowed in pharmaceutical patents. The allowance of broader claims may increase the incidence and cost of patent interference proceedings and the risk of infringement litigation. On the other hand, the allowance of narrower claims may limit the value of our proprietary rights.

If we are unable to integrate potential future acquisitions successfully, our business may be harmed.

As part of our business strategy and growth plan, we plan to acquire businesses, technologies or products that we believe complement our business. The process of integrating an acquired business, technology or product may result in unforeseen operating difficulties and expenditures and may require significant management attention that would otherwise be available for ongoing development of our existing business. In addition, we may not be able to maintain the levels of operating efficiency that any acquired company achieved or might have achieved separately. Successful integration of the companies we acquire will depend upon our ability to, among other things, eliminate redundancies and excess costs. As a result of difficulties associated with combining operations, we may not be able to achieve cost savings and other benefits that we might hope to achieve with acquisitions. Future acquisitions could result in potentially dilutive issuances of our equity securities, the incurrence of debt and contingent liabilities or have an undesirable impact on our consolidated financial statements.

We are subject to risks associated with international sales and purchases, which could harm both our domestic and international operations.

As part of our business strategy and growth plan, we plan to expand our international sales as we obtain regulatory approvals to market our products in foreign countries, including countries in the European Union and South America, as well as expand our purchases of raw materials and finished products overseas. Expansion of our international operations could impose substantial burdens on our resources, divert management’s attention from domestic operations and otherwise harm our business. In addition, international operations are subject to risks, including:

•	regulatory requirements of differing nations;

•	inadequate protection of intellectual property;

•	difficulties and costs associated with complying with a wide variety of complex domestic and foreign laws and treaties;

•	legal uncertainties regarding, and timing delays associated with, tariffs, export licenses and other trade barriers;

•	increased difficulty in collecting delinquent or unpaid accounts;

•	adverse tax consequences; and

•	currency fluctuations.

Any of these or other factors could adversely affect our ability to compete in international markets and our operating results.

We may be exposed to product liability claims that could cause us to incur significant costs or cease selling some of our products.

We may be held liable for, or incur costs related to, liability claims if any of our products, or any products that use or incorporate any of our technologies, cause injury or are found unsuitable during development, manufacture, sale or use. These risks exist even with respect to products that have received, or may in the future receive, regulatory approval for commercial use.

We currently maintain insurance coverage for product liability claims in the aggregate amount of $100.0 million, including primary and excess coverages. Our product liability insurance may not be adequate and, at any time, insurance coverage may not be available on commercially reasonable terms or at all. A product liability claim could result in liability to us greater than our insurance coverage or assets. Even if we have adequate insurance coverage, product liability claims or recalls could result in negative publicity or force us to devote significant time and attention to those matters.

Any claims relating to improper handling, storage or disposal of, or contamination from, hazardous materials could be costly to resolve.

Our research and development and manufacturing activities involve the controlled use of hazardous materials and disposal of chemical, biological and other hazardous waste. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials. Some of our facilities are located in industrial areas and may experience environmental contamination due to the activities of third parties. We cannot eliminate the risk of accidental contamination or discharge and any resulting injury from these materials or areas. In the event of an accident or contamination, we could be liable for costs and damages or be penalized with fines, and this liability could exceed our resources. We may have to incur significant costs to comply with future environmental laws and regulations. New governmental regulations may have an adverse effect on the research, development, manufacture and marketing of our products.

We face uncertainty related to pricing, reimbursement and health care reform.

In both domestic and foreign markets, sales of our products will depend in part on the availability of reimbursement from third-party payers such as government health administration authorities, private health insurers, health maintenance organizations and other health care-related organizations.

Medicare, Medicaid and other reimbursement legislation or programs govern drug coverage and reimbursement levels in the United States. Federal law requires all pharmaceutical manufacturers to rebate a percentage of their revenue arising from Medicaid-reimbursed drug sales to individual states. Generic drug manufacturers’ agreements with federal and state governments provide that the manufacturer will remit to each state Medicaid agency, on a quarterly basis, 11% of the average manufacturer price for generic products marketed under abbreviated new drug applications covered by the state’s Medicaid program. For proprietary products, which are marketed under new drug applications, manufacturers are required to rebate the greater of (a) 15.1% of the average manufacturer price or (b) the difference between the average manufacturer price and the lowest manufacturer price during a specified period.

Both the federal and state governments in the United States and foreign governments continue to propose and pass new legislation, rules and regulations designed to contain or reduce the cost of health care. Existing regulations that affect the price of pharmaceutical and other medical products may also change before any of our products are approved for marketing. Cost control initiatives could decrease the price that we receive for any product we develop in the future. In addition, third-party payers are increasingly challenging the price and cost-effectiveness of medical products and services and litigation has been filed against a number of pharmaceutical companies in relation to these issues.

In addition, the U.S. Federal Trade Commission, or the FTC, has instituted an industry-wide study into whether brand name and generic pharmaceutical companies have entered into agreements or have used other strategies to delay introduction of generic versions of proprietary drugs. The FTC has stated that it plans to produce a factual description of how the 180-day marketing exclusivity and 30-month stay provisions of the Hatch-Waxman Act have influenced the development of generic drug competition. The FTC study could affect the manner in which generic drug manufacturers resolve intellectual property litigation with proprietary pharmaceutical companies and could increase litigation against pharmaceutical companies.

Changes or reforms in any of these areas may affect the pricing of, or the manner in which we may market, our products and may subject us to increased litigation which could have an effect on our ability to realize an adequate return on our investment.

We may need to change our business practices to comply with changes to, or may be subject to charges under, the fraud and abuse laws.

We are subject to various federal and state laws pertaining to health care fraud and abuse, including anti-kickback, marketing and pricing laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state health care programs such as Medicare and Medicaid. We may have to change our business practices, or our existing business practices could be challenged as unlawful, due to changes in laws, regulations or rules or due to administrative or judicial findings, which could materially adversely affect our business.

We may become subject to federal false claims or other similar litigation brought by private individuals and the government.

The Federal False Claims Act allows persons meeting specified requirements to bring suit alleging false or fraudulent Medicare or Medicaid claims and to share in any amounts paid to the government in fines or settlement. These suits, known as qui tam actions, have increased significantly in recent years and have increased the risk that a health care company will have to defend a false claim action, pay fines and/or be excluded from Medicare and Medicaid programs. Federal false claims litigation can lead to civil monetary penalties, criminal fines and imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally funded health programs. Other alternate theories of liability may also be available to private parties seeking redress for such claims. A number of parties have brought claims against numerous pharmaceutical manufacturers, and we cannot be certain that such claims will not be brought against us, or if they are brought, that such claims might not be successful.

Our stock price and the trading price of our debt securities may fluctuate in response to market and other factors, which could depress the price of our common stock

The market price for our common stock has been and may continue to be volatile and subject to extreme price and volume fluctuations, and the trading price of our debt securities may likewise fluctuate, in response to market and other factors, including the following, some of which are beyond our control:

•	variations in our quarterly operating results from the expectations of securities analysts or investors;

•	revisions in securities analysts’ estimates;

•	announcements of technological innovations or new products or services by us or our competitors;

•	announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	investor perception of our industry or our prospects;

•	insider selling or buying;

•	investors entering into short sale contracts;

•	regulatory developments affecting our industry; and

•	general technological, market or economic trends.

You may not be able to resell your securities at or above the public offering price, or at all, which could cause you to lose some or all of your investment. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

AMERICAN PHARMACEUTICAL PARTNERS, INC.

We are a specialty pharmaceutical company that develops, manufactures and markets injectable pharmaceutical products. We currently market and manufacture over 130 generic injectable pharmaceutical products in more than 350 dosages and formulations. Our primary focus is in the oncology, anti-infective and critical care markets, and we believe that we offer one of the most comprehensive generic injectable product portfolios in the pharmaceutical industry across these therapeutic categories. We manufacture products in all three of the basic forms in which injectable products are sold: liquid, powder and lyophilized, or freeze-dried.

The generic injectable pharmaceutical marketplace is characterized by additional competitors entering the market for specific products, forcing existing sellers to lower prices on those products to maintain market share. Generally, we select innovative products for development that we believe will provide higher returns. We strive to develop new products so that we can obtain regulatory approval coincident with expiration of any existing patents which would otherwise block approval or marketing. It is our goal with certain of the products we develop to be the first generic competitor approved, in order to capture market share and optimize growth, particularly if we are able to secure the 180-day exclusivity available under the law for certain of our products. Our strategy has been to launch a number of new products approved via abbreviated new drug applications (ANDAs), each year to drive increases in revenue and gross margin. As a result of this strategy, to date in 2003, we have received FDA approval of three final and two tentative ANDAs and in 2002, we received approval for 13 ANDAs. We presently have 15 ANDAs pending with the FDA and more than 50 injectable products in various stages of development. These products are spread evenly over our three areas of focus: oncology, anti-infectives and critical care.

Our products are generally used in hospitals, long-term care facilities, alternate care sites, and clinics. Unlike the retail pharmacy market for oral products, the injectable pharmaceuticals marketplace is largely made up of end users who have relationships with group purchasing organizations (GPOs) or specialty distributors who distribute products within a particular end-use market, such as oncology clinics. GPOs enter into collective purchasing agreements with pharmaceutical suppliers for products in an effort to secure favorable drug pricing on behalf of their members.

In November 2001, we obtained the exclusive North American rights to manufacture and sell ABI-007, a proprietary injectable oncology product that is a patented formulation of paclitaxel, from American BioScience. Paclitaxel is the active ingredient in Taxol, one of the world’s top selling cancer drugs. In the second quarter of 2003, American BioScience commenced the filing process for the new drug application (NDA) for ABI-007, submitting completed preclinical and Chemistry Manufacturing and Control sections of the NDA under the Fast Track provision granted to ABI-007 by the FDA in January 2003. The supporting pivotal multi-center Phase III clinical trial of ABI-007 for the treatment of metastatic breast cancer, or breast cancer that has spread to other parts of the body, has been completed and is in the process of being analyzed. We expect that the clinical data from this trial will be unblinded in September 2003.

WE HAVE MADE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS

The statements contained in this prospectus that are not historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to:

•	the impact of competitive products and pricing;

•	the availability and pricing of raw materials and components used in the manufacture of our pharmaceutical products;

•	the ability to successfully manufacture products in an efficient, time-sensitive and cost effective manner;

•	the acceptance of and demand for our existing and new pharmaceutical products;

•	the impact of laws and regulations, and their interpretations, which govern or affect the pharmaceutical industry;

•	the impact of patents and other proprietary rights licensed or owned by us, our competitors and other third parties;

•	the difficulty in predicting the timing or outcome of product development efforts and regulatory approvals;

•	the actual results achieved in the Phase III clinical trials for ABI-007;

•	the timing of the completion of Phase III trials for ABI-007;

•	the timing, cost and revenue associated with the potential launch of ABI-0007;

•	licenses or acquisitions; and

•	relationships and agreements with other parties.

Forward-looking statements also include the assumptions underlying or relating to any of the foregoing or other such statements. When used in this report, the words “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar expressions are generally intended to identify forward-looking statements.

You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. These forward-looking statements are based on current expectations, and we assume no obligation to update this information unless in the course of offering the securities under this prospectus we provide you with a prospectus supplement.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the securities sold by us will be added to our general corporate funds and may be used for general corporate purposes. Until the net proceeds have been used, they will be invested in short-term marketable instruments in accordance with our investment policy. If we elect at the time of the issuance of the securities to make different or more specific use of proceeds other than as described in this prospectus, the change in use of proceeds will be described in the applicable prospectus supplement.

We will not receive any proceeds from the sale of any shares of common stock sold by any selling stockholder.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for each of the five years in the periods ended December 31 set forth below, and the six month periods ended June 30, 2002 and 2003.

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
Ratio of earnings to fixed charges	0.22	3.16	(3.21)	3.73	35.70	25.53	144.54

For purposes of calculating the ratios, fixed charges consist of interest on debt, capitalized interest, loan fee amortization, preferred stock dividends, and (ii) earnings consist of income (loss) before income taxes, plus equity in net income (loss) of Drug Source Co., LLC, interest expense, loan fee amortization and amortization of capitalized interest.

SELECTED CONSOLIDATED FINANCIAL DATA

On August 8, 2003, our board of directors declared a three-for-two stock split that was effected by means of a stock dividend for stockholders of record as of August 18, 2003 and which was paid on September 2, 2003. All share and per share amounts in the below table have been retroactively adjusted to reflect the three-for-two stock split. We derived the selected consolidated data for each of the five years ended December 31, 2002 from our Annual Report on Form 10-K and we derived selected financial data for the six months periods ended June 30, 2002 and 2003 from our Quarterly Reports on Form 10-Q for the periods ended June 30, 2002 and June 30, 2003. You should read our Annual Report on Form 10-K for the year ended December 31, 2002, our Quarterly Report on Form 10-Q for the period ended June 30, 2003 incorporated by reference in this prospectus and our Quarterly Report on Form 10-Q for the period ended June 30, 2002. The selected consolidated financial data in this section is not intended to replace the consolidated financial statements.

	Year Ended December 31,					Six Months Ended June 30
	1998(1)	1999	2000	2001	2002	2002	2003
	(in thousands, except per share data)
Consolidated statement of operations data:
Net sales	$65,915	$136,523	$165,495	$192,029	$277,474	$122,891	$171,761
Cost of sales	48,764	91,062	105,587	121,619	140,512	66,184	74,975

Gross margin	17,151	45,461	59,908	70,410	136,962	56,707	96,786
Operating expenses:
Research and development costs (exclusive of stock-based compensation)	3,646	9,865	13,016	13,790	14,474	7,640	11,143
Selling, general and administrative expenses (exclusive of stock-based compensation)	13,267	23,450	30,048	30,911	44,285	19,893	24,133
Stock-based compensation (2)	127	88	615	2,491	2,347	1,428	733
(Gain) loss on litigation settlements, net	—	—	28,353	(750)	—	—	—
Equity in net (income) loss of Drug Source Co., LLC	—	—	122	(1,414)	(1,666)	(779)	(498)

Total operating expenses	17,040	33,403	72,154	45,028	59,440	28,182	35,511

Operating income (loss)	111	12,058	(12,246)	25,382	77,522	28,525	61,275
Interest income	344	275	200	1,204	2,135	1,075	895
Interest expense and other	(1,256)	(2,104)	(1,751)	(4,419)	(1,358)	(721)	326

Income (loss) before income taxes	(801)	10,229	(13,797)	22,167	78,299	28,879	62,496
Provision (benefit) for income taxes	(289)	4,147	(5,038)	9,539	33,100	12,717	25,623

Net income (loss)	(512)	6,082	(8,759)	12,628	45,199	16,162	36,873
Less imputed preferred stock dividends	(583)	(1,000)	(1,000)	(951)	—	—	—

Income (loss) applicable to common stock	$(1,095)	$5,082	$(9,759)	$11,677	$45,199	$16,162	$36,873

Income (loss) per common share:
Basic	$(0.03)	$0.15	$(0.29)	$0.31	$0.62	$0.22	$0.53
Diluted	$(0.03)	$0.10	$(0.29)	$0.20	$0.60	$0.21	$0.51

Weighted-average common shares outstanding:
Basic	32,313	32,966	33,792	37,077	72,711	74,469	69,698
Diluted	32,313	52,585	33,792	58,422	75,479	77,408	72,552

Other data:
EBITDA (3)	$4,494	$18,962	$(4,485)	$34,734	$87,471	$33,550	$66,842
Adjusted EBITDA (3)	5,207	21,132	29,265	38,229	89,818	34,978	67,575
Cash flow provided by operating activities	6,602	8,186	18,580	11,605	37,863	10,378	35,250
Cash flow used in investing activities	(56,503)	(6,762)	(11,851)	(9,146)	(19,166)	(7,047)	(10,939)
Cash flow provided by (used in) financing activities	55,621	(2,489)	(11,661)	93,722	75,610	(40,671)	(18,223)

Consolidated balance sheet data:
Working capital	$26,844	$31,130	$25,249	$76,421	$107,825	$112,133	$123,628
Total assets	92,629	103,015	122,823	239,787	220,976	224,487	249,036
Long-term debt, including current portion	25,000	23,501	18,939	—	—	—	—
Series A redeemable convertible preferred stock	10,583	11,583	12,583	—	—	—	—
Total stockholders’ equity	42,272	50,175	38,699	130,070	180,708	175,318	203,487

(1)	We acquired the Fujisawa generic business on June 1, 1998. This business is included in our operations since that date.

(2)	We recorded stock-based compensation related to certain stock option grants. Stock-based compensation relates to the following:

	Year Ended December 31,					Six Months Ended June 30
	1998	1999	2000	2001	2002	2002	2003
	(in thousands)
Research and development	$—	—	$73	$182	$195	$121	$54
Selling, general and administrative	127	88	542	2,309	2,152	1,307	679

	$127	$88	$615	$2,491	$2,347	$1,428	$733

(3)	EBITDA consists of net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude shares issued to Premier Purchasing Partners, L.P., stock-based compensation and litigation settlements, net. Items excluded from EBITDA and adjusted EBITDA are significant components in understanding and assessing our financial performance, and EBITDA and adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles, or GAAP. We present adjusted EBITDA to enhance the understanding of our operating results. EBITDA and adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by (used in) our operations, investing or financing activities or other financial information presented in the consolidated financial statements as indicators of our financial performance or liquidity. Because EBITDA and adjusted EBITDA are not measurements determined in accordance with GAAP and are therefore susceptible to varying calculations, EBITDA and adjusted EBITDA as presented may not be comparable to other similarly tested measures of other companies.

The following table reconciles net income (loss) to EBITDA and EBITDA to adjusted EBITDA:

	Years Ended December 31,				Six Months Ended June 30
	1999	2000	2001	2002	2002	2003
	(in thousands)
Net income (loss)	$6,082	$(8,759)	$12,628	$45,199	$16,162	$36,873
Depreciation and amortization	6,904	7,761	9,352	9,980	5,025	5,235
Provision (benefit) for income taxes	4,147	(5,038)	9,539	33,100	12,717	25,623
Interest (income) expense, net	1,829	1,551	3,215	(808)	(354)	(889)

EBITDA	18,962	(4,485)	34,734	87,471	33,550	66,842
Common shares issued to Premier	2,082	4,782	1,754	—	—	—
Stock-based compensation	88	615	2,491	2,347	1,428	733
Litigation settlements, net	—	28,353	(750)	—	—	—

Adjusted EBITDA	$21,132	$29,265	$38,229	$89,818	$34,978	$67,575

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debentures, notes, bonds and other evidences of indebtedness that we may issue and which the trustee named in the applicable prospectus supplement will authenticate and deliver under an indenture (the “Indenture”). The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities so offered will be described in the applicable prospectus supplement relating to the debt securities. Before we can issue any debt securities, we must obtain the consent of lenders under the terms of our credit facility.

We have summarized various terms and provisions of the form of Indenture in this section. This summary is not complete. We also have filed the form of the Indenture as an exhibit to the registration statement. You should read the form of Indenture for additional information before you buy any debt securities. The summary that follows includes numerical references in parentheses to section numbers of the form of Indenture so that you can more easily locate these provisions. Capitalized terms used but not defined in this summary have the meanings specified in the Indenture.

General Description of the Debt Securities

Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent our direct, senior, unsecured obligations. The Indenture does not limit the amount of debt securities that we may issue and permits us to issue debt securities from time to time. Debt securities issued under the Indenture will be issued as part of a series of securities that has been established by us pursuant to the Indenture. (Section 301) Unless a prospectus supplement relating to debt securities states otherwise, the Indenture and the terms of the debt securities will not contain any covenants designed to afford holders of any debt securities protection in a highly leveraged or other transaction involving us that may adversely affect holders of the debt securities. If we ever issue Bearer Securities, we will summarize provisions of the Indenture that relate to Bearer Securities in the applicable prospectus supplement.

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. (Section 301) These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the price at which the debt securities will be issued;

•	the date or dates on which the principal of and premium, if any, on the debt securities will be payable;

•	the maturity date of the debt securities;

•	any amortization with respect to the debt securities;

•	any conversion mechanism whereby the debt securities would convert into shares of Common Stock;

•	if the debt securities will bear interest:

•	the interest rate on the debt securities;

•	the date from which interest will accrue;

•	the record and interest payment dates for the debt securities;

•	the first interest payment date; and

•	any circumstances under which we may defer interest payments;

•	any optional redemption provisions that would permit us or the Holders as defined below, of debt securities to elect redemption of the debt securities prior to their final maturity;

•	any sinking fund provisions that would obligate us to redeem the debt securities prior to their final maturity;

•	the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars;

•	any provisions that would permit us or the Holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

•	whether the provisions described under the heading “Defeasance” below apply to the debt securities;

•	any changes to or additional Events of Default or covenants;

•	whether the debt securities will be issued in whole or in part in the form of Global Securities and, if so, the name of the depositary for those Global Securities (a “Global Security” means a debt security that we issue in accordance with the Indenture to represent all or part of a series of debt securities);

•	any special tax implications of the debt securities; and

•	any other terms of the debt securities.

A “Holder,” with respect to a Registered Security, means the person in whose name the Registered Security is registered in the Security Register. (Section 101)

Payment; Transfer

In the applicable prospectus supplement, we will designate a place of payment where you can receive payment of the principal of, and any premium and interest on, the debt securities or where you can transfer the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the Security Register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. (Sections 305, 307, 1002) There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. (Section 305)

Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

Original Issue Discount

Debt securities may be issued under the Indenture as Original Issue Discount Securities and sold at a substantial discount below their stated principal amount. If a debt security is an “Original Issue Discount Security,” that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security pursuant to the Indenture. (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any Original Issue Discount Securities.

Classification of Restricted and Unrestricted Subsidiaries

The Indenture contains restrictive covenants that apply to us and all of our Restricted Subsidiaries. Those covenants do not apply to our Unrestricted Subsidiaries. For example, (1) the assets and indebtedness of Unrestricted Subsidiaries and (2) investments by us or our Restricted Subsidiaries in Unrestricted Subsidiaries are not included in the calculations described under the heading “Restrictions on Secured Funded Debt” below. The Indenture does not require us to maintain any Restricted Subsidiaries and, if we do not, the Indenture will not provide any limitations on the amount of secured debt created or incurred by our Subsidiaries.

A “Subsidiary” is any corporation of which we own more than 50% of the outstanding shares of Voting Stock directly or through one or more of our other Subsidiaries. “Voting Stock” means stock that is entitled to vote in an election for directors.

“Restricted Subsidiaries” are all of our Subsidiaries other than Unrestricted Subsidiaries. A “Wholly Owned Restricted Subsidiary” is a Restricted Subsidiary of which we own all of the outstanding capital stock directly or through our other Wholly Owned Restricted Subsidiaries.

Our “Unrestricted Subsidiaries” are:

•	any Subsidiaries listed in a schedule to the Indenture;

•	any Subsidiary that our Board of Directors in the future designates as an Unrestricted Subsidiary pursuant to the Indenture; and

•	any other Subsidiary if a majority of its Voting Stock is owned by an Unrestricted Subsidiary.

Our Board of Directors can at any time change a Subsidiary’s designation from an Unrestricted Subsidiary to a Restricted Subsidiary if (1) the majority of that Subsidiary’s Voting Stock is not owned by an Unrestricted Subsidiary and (2) after the change of designation, we would be in compliance with the restrictions contained in the Secured Funded Debt covenant described under the heading “Restrictions on Secured Funded Debt” below. (Sections 101, 1010(a))

Restrictions on Secured Funded Debt

The Indenture limits the amount of Secured Funded Debt that we and our Restricted Subsidiaries may incur or otherwise create, including by guarantee. Neither we nor our Restricted Subsidiaries may incur or otherwise create any new Secured Funded Debt unless immediately after the incurrence or creation of the new Secured Funded Debt:

•	the sum of:

•	the aggregate principal amount of all of our outstanding Secured Funded Debt and that of our Restricted Subsidiaries (other than categories of Secured Funded Debt discussed below), plus

•	the aggregate amount of our Attributable Debt and that of our Restricted Subsidiaries relating to sale and lease-back transactions, and

•	does not exceed a percentage of our Consolidated Net Tangible Assets to be determined prior to execution of the Indenture.

This limitation does not apply if the outstanding debt securities are secured equally and ratably with or prior to the new Secured Funded Debt. (Sections 1008(a), 1008(c))

“Secured Funded Debt” means Funded Debt which is secured by a mortgage, lien or other similar encumbrance upon any of our assets or those of our Restricted Subsidiaries. (Section 101)

“Funded Debt” means:

•	Indebtedness maturing or which we may extend or renew to mature, more than 12 months after the time the amount of Secured Funded Debt is computed, plus

•	guarantees of Indebtedness or of dividends, except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business, plus

•	in the case of a Subsidiary, all preferred stock of that Subsidiary.

Funded Debt does not include any amount relating to obligations under leases or guarantees of leases whether or not those obligations would be included as liabilities on our consolidated balance sheet. (Section 101)

“Indebtedness” means, except as set forth in the next sentence:

•	all items of indebtedness or liability, except capital and surplus, which under GAAP would be included in total liabilities on the liability side of a balance sheet as of the date that indebtedness is being determined;

•	indebtedness secured by a mortgage, lien or other similar encumbrance on property owned subject to that mortgage, lien or other similar encumbrance, regardless of whether the indebtedness secured by that mortgage, lien or other similar encumbrance was assumed; and

•	guarantees, endorsements, other than for purposes of collection, and other contingent obligations relating to, or to purchase or otherwise acquire, indebtedness of others, unless the amount is included in the preceding two bullet points.

Indebtedness does not include any obligations or guarantees of obligations relating to lease rentals, even if these kinds of obligations or guarantees of obligations would be included as liabilities on the consolidated balance sheet of our Company and our Restricted Subsidiaries. (Section 101)

“Attributable Debt” means:

•	the balance sheet liability amount of capital leases as determined by GAAP, plus

•	the amount of future minimum operating lease payments required to be disclosed by GAAP, less any amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, discounted using the methodology used to calculate the present value of operating lease payments in our most recent Annual Report to Stockholders reflecting that calculation.

The amount of Attributable Debt relating to an operating lease that can be terminated by the lessee with the payment of a penalty will be calculated based on the lesser of (1) the aggregate amount of lease payments required to be made until the first date the lease can be terminated by the lessee plus the amount of the penalty or (2) the aggregate amount of lease payments required to be made during the remaining term of the lease. (Section 101)

“Consolidated Net Tangible Assets” means the total consolidated amount of our assets and those of our Restricted Subsidiaries, minus applicable reserves and other properly deductible items and after excluding any investments made in Unrestricted Subsidiaries or in corporations while they were Unrestricted Subsidiaries but which are not Subsidiaries at the time of the calculation, minus

•	all liabilities and liability items, including capital leases, or guarantees of capital leases, which under GAAP would be included in the balance sheet, except Funded Debt, capital stock and surplus, surplus reserves and provisions for deferred income taxes, and

•	goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles. (Section 101)

The following categories of Secured Funded Debt will not be considered in determining whether we are in compliance with the covenant described in the first paragraph under the heading “Restrictions on Secured Funded Debt”:

•	Secured Funded Debt of a Restricted Subsidiary owing to us or to one of our Wholly Owned Restricted Subsidiaries;

•	Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance in favor of the U.S. Government or any State or any instrumentality thereof to secure various payments;

•	Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness of any company existing at the time that the respective company becomes one of our Subsidiaries;

•	Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness which (1) exists at the time that the property, shares of stock or Indebtedness is acquired by us or one of our Restricted Subsidiaries, including acquisitions by merger or consolidation, (2) secures the payment of any part of the purchase price of or construction cost for the respective property, shares of stock or Indebtedness or (3) secures any indebtedness incurred prior to, at the time of, or within 120 days after, the acquisition of the respective property, shares of stock or Indebtedness or the completion of any construction of the respective property for the purpose of financing all or a part of the purchase price or construction cost of the respective property, shares of stock or Indebtedness, provided that, in all cases, we continue to comply with the covenant relating to mergers and consolidations discussed under the heading “Consolidation, Merger or Sale” below; Secured Funded Debt secured by a mortgage, lien or other similar encumbrance in connection with the issuance of revenue bonds on which the interest is exempt from federal income tax pursuant to the Internal Revenue Code of 1986; and

•	any extension, renewal or refunding of (1) any Secured Funded Debt permitted under the first paragraph under the heading “Restrictions on Secured Funded Debt,” (2) any Secured Funded Debt outstanding at a date to be determined, of any then Restricted Subsidiary or (3) any Secured Funded Debt of any company outstanding at the time the respective company became a Restricted Subsidiary. (Section 1008(b))

Restrictions on Sale and Lease-Back Transactions

The Indenture provides that neither we nor any of our Restricted Subsidiaries may enter into any sale and lease-back transaction involving any Operating Property as defined below, more than 120 days after its acquisition or the completion of its construction and commencement of its full operation, unless either:

•	we or the relevant Restricted Subsidiary could (1) create Secured Funded Debt on the respective property equal to the Attributable Debt with respect to the sale and lease-back transaction and (2) still be in compliance with the restrictions on Secured Funded Debt discussed in the “Restrictions on Secured Funded Debt” section above; or we apply an amount, subject to credits for various voluntary retirements of debt securities and/or Funded Debt, equal to the greater of (a) the fair value of the respective property or (b) the net proceeds of the respective sale, within 120 days, to the retirement of Secured Funded Debt.

This restriction will not apply to any sale and lease-back transaction (1) between us and one of our Restricted Subsidiaries, (2) between any of our Restricted Subsidiaries or (3) involving a lease for a period, including renewals, of three years or less. (Section 1009)

“Operating Property” means a parcel of real property owned by us or any Subsidiary and primarily used in the operation of its business. If we acquire a new Subsidiary that already owns and operates the respective property, then the respective property will not be considered Operating Property until 90 days after the relevant acquisition. (Section 101)

Consolidation, Merger or Sale

The Indenture generally permits a consolidation or merger between us and another corporation. It also permits the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another corporation. These transactions are permitted if:

•	the resulting or acquiring corporation, if other than us, assumes all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the Indenture;

•	immediately after the transaction, no Event of Default exists; and

•	except in the case of a consolidation or merger of a Restricted Subsidiary with or into us, either (1) we have obtained the consent of the Holders of a majority in aggregate principal amount of the outstanding debt securities of each series or (2) immediately after the transaction, the resulting or acquiring corporation could incur additional Secured Funded Debt and still be in compliance with the restrictions on Secured Funded Debt as described in the “Restrictions on Secured Funded Debt” section above. (Section 801) Even though the Indenture contains the provisions described above, we are not required by the Indenture to comply with those provisions if we sell all of our property and assets to another corporation if, immediately after the sale:

•	that corporation is one of our Wholly Owned Restricted Subsidiaries; and

•	we could incur additional Secured Funded Debt and still be in compliance with the restrictions on Secured Funded Debt, as described in the “Restrictions on Secured Funded Debt” section above. (Section 803)

If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indenture, the resulting or acquiring corporation will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. As a result, the relevant successor corporation may exercise our rights and powers under the Indenture, in our name or in its own name and we will be released from all our liabilities and obligations under the Indenture and under the debt securities. (Section 802)

Modification and Waiver

Under the Indenture, specified rights and obligations of us and specified rights of Holders of the debt securities may be modified or amended with the consent of the Holders of a majority of the aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment. The following modifications and amendments will not be effective against any Holder without its consent:

•	a change in various payments due on the debt securities;

•	a change in the Place of Payment or currency in which any payment on the debt securities is payable;

•	a limitation of a Holder’s right to sue us for the enforcement of various payments due on the debt securities;

•	a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the Indenture;

•	a limitation of a Holder’s right, if any, to repayment of debt securities at the respective Holder’s option; and

•	a modification of any of the foregoing requirements or a reduction in the percentage of outstanding debt securities required to waive compliance with specified provisions of the Indenture or to waive various defaults under the Indenture. (Section 902) Under the Indenture, the Holders of a majority of the aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all Holders of that series:

•	waive compliance by us with specified restrictive covenants of the Indenture; and

•	waive any past default under the Indenture, except:

•	a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

•	a default under any provision of the Indenture which itself cannot be modified or amended without the consent of the Holders of each outstanding debt security of that series. (Sections 1012, 513)

Events of Default

“Event of Default,” when used in the Indenture with respect to any series of debt securities, means any of the following:

•	failure to pay interest on any debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or any premium on any debt security of that series when due;

•	failure to deposit any sinking fund payment when due on debt securities of that series;

•	failure to perform any other covenant in the Indenture that applies to debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the Indenture;

•	default under any Indebtedness for borrowed money, including other series of debt securities, or under any mortgage, lien or other similar encumbrance, indenture or instrument, including the Indenture, which secures any Indebtedness for borrowed money, and which results in acceleration of the maturity of an outstanding principal amount of Indebtedness greater than an aggregate dollar amount to be determined prior to the execution of the Indenture, unless the acceleration is rescinded or the Indebtedness is discharged within 10 days after we have received written notice of the default in the manner specified in the Indenture;

•	specified events in bankruptcy, insolvency or reorganization; or

•	any other Event of Default that may be specified for the debt securities of that series when that series is created. (Section 501)

If an Event of Default for any series of debt securities occurs and continues, the Trustee or the Holders of a percentage to be determined prior to the execution of the Indenture, or higher, of the aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If a declaration occurs, the Holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to various conditions, rescind the declaration. (Sections 502, 513)

The prospectus supplement relating to each series of debt securities which are Original Issue Discount Securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of the respective series when an Event of Default occurs and continues.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. The Indenture requires us to file an officers’ certificate with the Trustee each year that states that certain defaults do not exist under the terms of the Indenture. (Section 1011) The Trustee may withhold notice to the Holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers the withholding of notice to be in the best interests of the Holders. (Section 602)

Other than its duties in the case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any Holders, unless the Holders offer the Trustee reasonable indemnification. (Sections 601, 603) If reasonable indemnification is provided, then, subject to other rights of the Trustee, the Holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

•	conducting any proceeding for any remedy available to the Trustee; or

•	exercising any trust or power conferred upon the Trustee. (Sections 512, 603)

The Holder of a debt security of any series will have the right to begin any proceeding with respect to the Indenture or for any remedy only if:

•	the Holder has previously given the Trustee written notice of a continuing Event of Default with respect to that series;

•	the Holders of at least a percentage to be determined prior to the execution of the Indenture, or higher, in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the Trustee to begin a proceeding;

•	the Trustee has not started a proceeding within 60 days after receiving the request; and

•	the Trustee has not received directions inconsistent with the relevant request from the Holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. (Section 507)

However, the Holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce payment. (Section 508)

Defeasance

Defeasance and Discharge.    At the time that we establish a series of debt securities under the Indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the Indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if we deposit with the Trustee, in trust, sufficient money or Government Obligations, as defined below, to pay the principal, interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the relevant payments are due under the Indenture and the terms of the debt securities. (Section 403) As used above, “Government Obligations” mean:

•	securities of the same government which issued the currency in which the series of debt securities are denominated and in which interest is payable; or

•	securities of government agencies backed by the full faith and credit of the respective government. (Section 101)

In the event that we deposit funds in trust and discharge our obligations under a series of debt securities as described above, then:

•	the Indenture will no longer apply to the debt securities of that series, except for obligations to compensate, reimburse and indemnify the Trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds; and

•	Holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and interest on the debt securities of that series. (Section 403)

Under federal income tax law, a deposit and discharge may be treated as an exchange of the related debt securities for an interest in the trust mentioned above. Each holder might be required to recognize gain or loss equal to the difference between (1) the holder’s cost or other tax basis for the debt securities and (2) the value of the holder’s interest in the trust. Holders might be required to include in income a share of the income, gain or loss of the trust, including gain or loss recognized in connection with any substitution of collateral, as described in this section under the heading “Substitution of Collateral” below. You are urged to consult your own tax advisers as to the specific consequences of a deposit and discharge, including the applicability and effect of tax laws other than federal income tax law.

Defeasance of Certain Covenants and Certain Events of Default.    At the time that we establish a series of debt securities under the Indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of the Indenture. If we so provide and we make the deposit described in this section under the heading “Defeasance and Discharge” above:

•	we will not have to comply with the following restrictive covenants:

•	consolidation, merger or sale (Sections 801, 803);

•	restrictions on Secured Funded Debt (Section 1008);

•	restrictions on sale and lease-back transactions (Section 1009);

•	classification of Restricted and Unrestricted Subsidiaries (Section 1010); and

•	any other covenant we designate when we establish the series of debt securities; and

•	we will not have to treat the events described in the fourth bullet point under the heading “Events of Default” above as they relate to the covenants listed above that have been defeased and no longer are in effect and the events described in the fifth, sixth and seventh bullet points under the heading “Events of Default” as Events of Default under the Indenture in connection with that series.

In the event of a defeasance, our obligations under the Indenture and the debt securities, other than with respect to the covenants and the Events of Default specifically referred to above, will remain in effect. (Section 1501)

If we exercise our option not to comply with the covenants listed above and the debt securities of the relevant series become immediately due and payable because an Event of Default has occurred, other than as a result of an Event of Default specifically referred to above, the amount of money and/or Government Obligations on deposit with the Trustee will be sufficient to pay the principal, interest, any premium and any other sums, due on the debt securities of the relevant series, such as sinking fund payments, on the date payments are due under the Indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments. (Section 1501)

Substitution of Collateral.    At the time that we establish a series of debt securities under the Indenture, we can provide for our ability to, at any time, withdraw any money or Government Obligations deposited pursuant to the defeasance provisions described above if we simultaneously substitute other money and/or Government Obligations which would satisfy our payment obligations on the debt securities of that series pursuant to the defeasance provisions applicable to those debt securities. (Section 402)

DESCRIPTION OF COMMON STOCK

This section describes the general terms and provisions of the shares of our common stock. Any prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that common stock.

We have summarized terms and provisions of our common stock in this section. This summary is not complete. You should read our Restated Certificate of Incorporation and our Bylaws for additional information before you buy any of our common stock.

General Description of Our Common Stock

Shares Outstanding.    We are authorized to issue up to 100,000,000 shares of common stock. As of September 2, 2003 after giving effect to the three-for-two stock split, 69,691,151 shares were issued and outstanding.

Voting.    Holders of shares of our common stock are entitled to one vote per share on all matters to be voted on by stockholders.

Dividends.    Holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds. Our credit facility currently restricts our ability to pay dividends.

Liquidation.    Upon our liquidation or dissolution, holders of our common stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of our preferred stock.

Preemptive Rights; Sinking Fund.    Holders of our common stock have no preemptive rights, subscription rights or conversion rights. There are no redemption or sinking fund provisions with respect to our common stock.

Listing.    Our outstanding shares of common stock are listed on the Nasdaq National Market under the symbol “APPX.” American Stock Transfer serves as the transfer agent and registrar for our common stock.

Anti-Takeover Provisions

Provisions of Delaware law and our certificate of incorporation and bylaws could make our acquisition by means of a tender offer, a proxy contest or otherwise, and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware law

We are subject to Section 203 of the Delaware General Corporation Law. Under this provision, we may not engage in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to that date our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

•	on or following that date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to some exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change in control of our company. In particular, our certificate of incorporation and bylaws, as applicable, among other things:

•	provide that special meetings of the stockholders may be called only by our president, our secretary or at the direction of our board of directors. Advance written notice of a stockholder proposal or director nomination that the stockholder desires to present at a meeting of stockholders is required and generally must be received by the secretary not less than 30 days nor more than 60 days prior to the meeting. Any amendment of this provision would require a vote of at least 80% of our capital stock;

•	do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the board and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

•	provide that vacancies on our board may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders; and

•	allow us to issue up to 6,000,000 shares of undesignated preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock as well as having the anti-takeover effect discussed above.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by them and to discourage certain types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

DESCRIPTION OF SECURITIES WARRANTS

This section describes the general terms and provisions of the warrants for the purchase of debt securities or common stock (the “Securities Warrants”) that we may issue. The particular terms of the Securities Warrants offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the Securities Warrants so offered will be described in the applicable prospectus supplement relating to the Securities Warrants.

Securities Warrants may be issued alone or together with debt securities or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a “Securities Warrant Agreement”) between us and a bank or trust company, as warrant agent (the “Securities Warrant Agent”), which will be described in the applicable prospectus supplement. The Securities Warrant Agent will act solely as our agent in connection with the Securities Warrants and will not act as an agent or trustee for any holders of Securities Warrants.

We have summarized general terms and provisions of the Securities Warrant Agreements and Securities Warrants in this section. The summary is not complete. We have also filed the forms of Securities Warrant Agreements and the certificates representing the Securities Warrants (“Securities Warrant Certificates”) as exhibits to the registration statement. You should read the applicable forms of Securities Warrant Agreement and Securities Warrant Certificate for additional information before you buy any Securities Warrants.

Provisions of the Securities Warrants

If we offer Securities Warrants, the applicable prospectus supplement will describe their terms. If Securities Warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of these Securities Warrants, including the following if applicable:

•	the offering price;

•	the currencies in which these Securities Warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of the debt securities that can be purchased if a holder exercises these Securities Warrants;

•	the designation and terms of any series of debt securities with which these Securities Warrants are being offered and the number of Securities Warrants offered with each debt security or share of common stock;

•	the date on and after which the holder of these Securities Warrants can transfer them separately from the related common stock or series of debt securities;

•	the principal amount of the series of debt securities that can be purchased if a holder exercises these Securities Warrants and the price and currencies in which the principal amount may be purchased upon exercise;

•	the date on which the right to exercise these Securities Warrants begins and the date on which the right expires;

•	United States federal income tax consequences;

•	any other terms of these Securities Warrants; and

•	Securities Warrants for the purchase of debt securities will be in registered form only.

If Securities Warrants for the purchase of common stock are offered, the applicable prospectus supplement will describe the terms of these Securities Warrants, including the following where applicable:

•	the offering price;

•	the total number of shares that can be purchased if a holder of these Securities Warrants exercises them;

•	the designation and terms of the series of debt securities with which these Securities Warrants are being offered and the number of Securities Warrants being offered with each debt security or share of common stock;

•	the date on and after which the holder of these Securities Warrants can transfer them separately from the related common stock or series of debt securities;

•	the number of shares of common stock that can be purchased if a holder exercises these Securities Warrant and the price at which the common stock may be purchased upon each exercise;

•	the date on which the right to exercise these Securities Warrants begins and the date on which the right expires;

•	United States federal income tax consequences;

•	any other terms of these Securities Warrants; and

•	Securities Warrants for the purchase of Common Stock will be in registered form only.

A holder of Securities Warrant Certificates may (1) exchange them for new certificates of different denominations, (2) present them for registration of transfer and (3) exercise them at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable prospectus supplement. Until any Securities Warrants to purchase debt securities are exercised, the holder of Securities Warrants will not have any of the rights of Holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the Indenture. Until any Securities Warrants to purchase common stock are exercised, holders of Securities Warrants will not have any of the rights of holders of the underlying common stock, including any right to receive dividends or to exercise any voting rights.

Exercise of Securities Warrants

Each holder of a Securities Warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised Securities Warrants will become void.

A holder of Securities Warrants may exercise them by following the general procedure outlined below:

•	delivering to the Securities Warrant Agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the Securities Warrant Certificate representing the Securities Warrants; and

•	delivering the Securities Warrant Certificate representing the Securities Warrants to the Securities Warrant Agent within five business days of the Securities Warrant Agent receiving payment of the exercise price.

If you comply with the procedures described above, your Securities Warrants will be considered to have been exercised when the Securities Warrant Agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities or common stock that you purchased upon exercise. If you exercise fewer than all of the Securities Warrants represented by a Securities Warrant Certificate, a new Securities Warrant Certificate will be issued to you for the unexercised amount of Securities Warrants. Holders of Securities Warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the Securities Warrants.

Amendments and Supplements to Securities Warrant Agreements

We may amend or supplement a Securities Warrant Agreement without the consent of the holders of the applicable Securities Warrants if the changes are not inconsistent with the provisions of the Securities Warrants and do not materially adversely affect the interests of the holders of the Securities Warrants. We, along with the Securities Warrant Agent, may also modify or amend a Securities Warrant Agreement and the terms of the Securities Warrants if a majority of the then outstanding unexercised Securities Warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any modification or amendment, or otherwise materially adversely affects the rights of the holders of the Securities Warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a Common Stock Warrant will be adjusted in the manner set forth in the applicable prospectus supplement if specified events occur, including:

•	if we issue capital stock as a dividend or distribution on the common stock;

•	if we subdivide, reclassify or combine the common stock;

•	if we issue rights or warrants to all holders of common stock entitling them for a period expiring 45 days after the date fixed for determining the stockholders entitled to receive the rights or warrants to purchase common stock at less than the current market price as will be defined in the Warrant Agreement for the applicable series of Common Stock Warrants; or

•	if we distribute to all holders of common stock evidences of our indebtedness or our assets, excluding specified cash dividends and distributions described below, or rights or warrants, excluding rights or warrants referred to above.

Except as stated above, the exercise price and number of shares of common stock covered by a Common Stock Warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

Holders of Common Stock Warrants may have additional rights under the following circumstances:

•	a reclassification or change of the common stock;

•	a consolidation or merger involving us; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for our common stock, the holders of the Common Stock Warrants then outstanding will be entitled to receive upon exercise of their Common Stock Warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their Common Stock Warrants immediately before the transaction.

DESCRIPTION OF UNITS

This section describes the general terms and provisions of the units and the unit agreements. This information may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in a prospectus supplement. If so described in a particular prospectus supplement, the specific terms of any series of units may supplement the general description of terms presented below.

We may issue units comprised of one or more debt securities, common stock, and securities warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

Provisions of the Units and Unit Agreements

A prospectus supplement relating to any series of units being offered will include specific terms relating to the offering, including the following, if applicable:

•	the price at which the units will be issued;

•	the currencies in which the units are being offered;

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Debt Securities,” “Description of Common Stock” and “Description of Securities Warrants” will apply to each unit and to any debt securities, common stock, securities warrant or stock purchase contract included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the prospectus supplement.

Unit Agreements

We may issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the prospectus supplement.

The following provisions will generally apply to all unit agreements unless otherwise stated in the prospectus supplement.

Enforcement of Rights

The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, securities warrant agreement or other instrument under which that security is issued. Those terms are described elsewhere in this prospectus under the sections labeled “Description of Debt Securities,” “Description of Common Stock” and “Description of Securities Warrants.”

Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities, that are included in those units. Any of these types of limitations will be described in the prospectus supplement.

Modification Without Consent of Holders

We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

•	to cure any ambiguity;

•	to correct or supplement any defective or inconsistent provision; or

•	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent of Holders

We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

•	impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

•	reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•	if the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

•	if the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document. In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified Under the Trust Indenture Act of 1939

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act of 1939. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act of 1939 with respect to their units.

American Pharmaceutical Partners, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

SELLING STOCKHOLDERS

The following table sets forth information about the selling stockholders’ beneficial ownership of our common stock as of September 2, 2003 (such information has been provided by the selling stockholders) and after the sale of the common stock offered by each selling stockholder, assuming all such shares are sold. None of the selling stockholders has committed to sell any shares under this prospectus. The numbers presented under “Shares Beneficially Owned After the Offering” assumes that all of the shares offered by the selling stockholders are sold and that the selling stockholders acquire no additional shares of our common stock before the completion of this offering. The selling stockholders may offer all, some or none of the shares of our common stock beneficially owned by them. We will pay all expenses incurred with respect to the registration and sale of their respective common stock. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering
Name of Selling Stockholders	Number of Shares Beneficially Owned	Percent(1)	Number of Shares Offered	Number of Shares Beneficially Owned(2)	Percent(1)
American BioScience, Inc.	47,984,160	68.8%	3,000,000	44,984,160	64.5%

(1)	Percentage calculation based on 69,691,151 shares of our common stock that were outstanding as of September 2, 2003.
(2)	Assumes all of the shares offered by each of the selling stockholders under this prospectus have been sold.

As of September 2, 2003, American BioScience held 47,984,160 shares of our common stock, constituting a majority of our voting securities. In addition, we have various commercial agreements with American BioScience as described below and also as described in our Annual Report on Form 10-K for the year ended December 31, 2002 and other filings with the Securities & Exchange Commission incorporated by reference into this prospectus.

In the past, prior to our initial public offering, we made loans to American BioScience, which were reflected in various promissory notes. The current demand promissory note, which replaced prior notes, from American BioScience for the outstanding loan balance (“Demand Note”) is capped at $23.0 million and bears interest at a rate equal to the rate of interest on our credit facility, 5.25% at June 30, 2003. American BioScience is required to repay any amounts outstanding under the Demand Note by the earlier of November 20, 2006 or the cumulative payment by us of $75.0 million of profit on ABI-007 to American BioScience. As security for American BioScience’s obligations under the Demand Note, American BioScience pledged and granted to us a security interest in shares of our common stock held by American BioScience having a fair market value equal to 120% of the balance of the Demand Note.

In November 2001, we signed a perpetual license agreement with American BioScience under which we acquired the exclusive rights to market and sell ABI-007 in North America for indications relating to breast, lung, ovarian, prostate and other cancers. Under the agreement, we made an initial payment to American

BioScience of $60.0 million and committed to future milestone payments contingent upon achievement of specified regulatory and sales objectives for licensed indications. American BioScience is responsible for conducting clinical studies in support of ABI-007 and for substantially all costs associated with the development and obtaining regulatory approval for ABI-007, except that we provided $2.0 million of ABI-007 for use in clinical trials, the cost of which we charged to research and development expense in 2001. We may receive revenue resulting from this agreement only after our launch of ABI-007 in North America, which will not occur until after FDA approval is obtained. Even though we anticipate that American BioScience will complete its filing of the NDA for ABI-007 for metastatic breast cancer by the end of 2003, we cannot predict when the FDA will complete its review of the filing, or when or if the NDA may be approved. Any resulting profit would be shared equally between American BioScience and us.

In November 2001, along with the license agreement for ABI-007, we also entered into a manufacturing agreement with American BioScience under which we agreed to manufacture ABI-007 for American BioScience and its licensees for sales outside North America. Under this agreement, we have the exclusive right to manufacture ABI-007 for sales in North America for a period of three years and the non-exclusive right to manufacture ABI-007 for sales (a) outside North America and (b) in North America after expiration of the three year exclusivity period. We will charge American BioScience and its licensees a customary margin on our manufacturing costs based on whether the product will be used for clinical trials or commercial sale. The initial term of this agreement is ten years and may be extended for successive two-year terms by American BioScience.

In June 1998, we went entered into a registration rights agreement with certain stockholders, including American BioScience, which entitled these investors to certain registration rights with respect to their shares. Under the terms of the registration rights agreement, American BioScience may require us to register all or part of their shares. In addition, American BioScience may require us to include their shares in future registration statements that we file and may require us to register their shares on Form S-3. Generally all expenses in effecting these registrations, including expenses relating to this offering by American BioScience, will be borne by us with the exception of underwriting discounts and selling commissions, which will be borne by American BioScience.

PLAN OF DISTRIBUTION

We may sell the securities under this prospectus through agents, through underwriters or dealers or directly to one or more purchasers.

Underwriters, dealers and agents that participate in the distribution of the securities under this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of these securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including their underwriting discount, will be described in the applicable prospectus supplement. The prospectus supplement also will describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which these securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. These securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase these securities will be subject to specified conditions precedent and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of these securities may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by particular institutions to purchase these securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

The institutional purchaser’s obligations under the contract are only subject to the condition that the purchase of these securities under this prospectus at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

We may have agreements with the underwriters, dealers and agents to indemnify them against specific civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those specific civil liabilities.

Except for shares of common stock, when we issue the securities under this prospectus, they may be new securities without an established trading market. If we sell securities to an underwriter for public offering and sale, the underwriter may make a market for the relevant securities, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security under this prospectus. Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

Morrison & Foerster LLP, Sacramento, California, will issue an opinion about the legality of the securities offered by this prospectus. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements of American Pharmaceutical Partners, Inc. appearing in American Pharmaceutical Partners, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which requires us to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the Securities and Exchange Commission or over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us, our consolidated subsidiaries, and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are summaries and do not contain all of the information that may be important to you. You should review the complete document to evaluate these statements.

Our common shares are listed on the Nasdaq National Market under the symbol “APPX.” Our reports, proxy statements and other information may also be read and copied at the offices of the Nasdaq Stock Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that we have registered under the registration statement of which this prospectus forms a part:

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

•	Current Reports on Form 8-K filed on April 24, 2003 and July 24, 2003; and

•	Definitive Proxy Statement on Form 14A filed on March 26, 2003.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to the relevant documents. Direct any request for copies to Jack Silhavy, Vice President and General Counsel, at the corporate headquarters of American Pharmaceutical Partners, Inc., located at 1101 Perimeter Drive, Suite 300, Schaumburg, Illinois 60173 (telephone number (847) 969-2700).

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any other information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered:

Registration Fee	$20,265
Legal Fees and Expenses*	100,000
Accounting Fees and Expenses*	30,000
Printing and Engraving Fees*	30,000
Listing Fees*	—
Miscellaneous*	19,735

Total	$200,000

*	Estimated pursuant to instruction to Item 511 of Regulation S-K.

Item 15.    Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor. . . . [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

The Registrant’s Restated Certificate of Incorporation provides that each person who is or was or who had agreed to become a director or officer of the Registrant or who had agreed at the request of the Registrant’s Board of Directors or an officer of the Registrant to serve as an employee or agent of the Registrant or as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Registrant to the full extent permitted by the DGCL or any other applicable laws. Such Restated Certificate of Incorporation also provides that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Certificate, and that no amendment or repeal of such Certificate shall apply to or have any effect on the right to indemnification permitted or authorized thereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

The Registrant’s Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or any predecessor of the Registrant.

The Registrant has entered into indemnification agreements with its directors and certain of its officers.

The Registrant has purchased and maintains insurance on behalf of any person who is or was a director or officer against loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

See also the undertakings set out in response to Item 17 herein.

Item 16.    Exhibits

Exhibit No.		Exhibit

1.1	*	Form of Underwriting Agreement for Debt Securities.

1.2	*	Form of Underwriting Agreement for Common Stock.

3.1	(1)	Restated Certificate of Incorporation of Registrant.

3.2	(2)	Bylaws of Registrant.

4.1	(3)	First Amended Registration Rights Agreement, dated as of June 1, 1998, between the Registrant and certain holders of the Registrant’s capital stock.

4.2	***	Form of Indenture.

4.3	*	Form of Debt Warrant Agreement, including form of Debt Warrant Certificate.

4.4	*	Form of Common Stock Warrant Agreement, including form of Common Stock Warrant Certificate.

4.5	*	Form of Debenture.

4.6	*	Form of Unit Agreement.

5.1	***	Opinion of Morrison & Foerster LLP together with consent.

12.1	***	Computations of ratio of earnings to fixed charges.

23.1	*	Consent of Morrison & Foerster LLP (contained in the opinion of counsel filed as Exhibit 5.1 to this Registration Statement).

23.2	***	Consent of Ernst & Young LLP, independent public accountants.

24.1		Powers of Attorney (see page II-5 of the Registration Statement).

25.1	**	Form T-1 Statement of Eligibility of Trustee for the Debt Securities.

*	To be filed by amendment or in connection with a report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, if applicable, and incorporated herein by reference.
**	To be filed by amendment or pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, if applicable.
***	Previously filed.
(1)	Incorporated by reference to Registrant’s Registration Statement filed on Form S-1/A, file number 333-70900, filed with the Securities and Exchange Commission on December 11, 2001.
(2)	Incorporated by reference to Registrant’s Registration Statement filed on Form S-1/A, file number 333-70900, filed with the Securities and Exchange Commission on December 13, 2001.
(3)	Incorporated by reference to Registrant’s Registration Statement filed on Form S-1, file number 333-70900, filed with the Securities and Exchange Commission on October 3, 2001.

Item 17.    Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(e) The undersigned Registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles and the State of California, on this 17th day of September, 2003.

AMERICAN PHARMACEUTICAL PARTNERS, INC.

By:	/s/ PATRICK SOON-SHIONG

Patrick Soon-Shiong Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PATRICK SOON-SHIONG Patrick Soon-Shiong, M.D.	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	September 17, 2003

** Derek J. Brown	Chief Operating Officer and Director	September 17, 2003

** Jeffrey M. Yordon	Chief Operating Officer and Director	September 17, 2003

** Nicole S. Williams	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 17, 2003

** Kirk K. Calhoun	Director	September 17, 2003

** David S. Chen, Ph.D.	Director	September 17, 2003

** Stephen D. Nimer, M.D.	Director	September 17, 2003

** Leonard Shapiro	Director	September 17, 2003

**By:	/s/ PATRICK SOON-SHIONG
Patrick Soon-Shiong, M.D. (Attorney-in-fact)